Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone: (212) 907-6457

Facsimile: (212) 208-4657

January 11, 2021

The Board of Directors

IBio, Inc.

8800 HSC Parkway

Bryan, Texas 77807-1107

Re:	Registration Statement on Form S-8

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by iBio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 35,516,923 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), that may be issued pursuant to the Company’s 2020 Omnibus Incentive Plan (the “2020 Plan”).

In connection with rendering this opinion, we have examined or are familiar with the Company’s Certificate of Incorporation, as amended, and First Amended and Restated Bylaws, each as currently in effect, the 2020 Plan, the corporate proceedings with respect to the authorization of the Registration Statement and related prospectuses included therein and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents. We have made such examination as we have deemed necessary for the purpose of this opinion.

We are members of the bar of the State of New York, and do not express any opinion herein concerning any law other than the Delaware General Corporation Law and applicable reported judicial decisions. This opinion letter has been prepared for use in connection with the Registration Statement.

Based upon, and subject to, the foregoing, it is our opinion that the 35,516,923 Shares, when sold and issued in accordance with the provisions of the 2020 Plan and the Registration Statement and the related prospectuses, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP